(NEWS RELEASE LOGO)
Alpha Natural Resources, Inc.
Contact: Ted Pile (276) 623-2920
FOR IMMEDIATE RELEASE
Alpha Natural Resources Reports Significant Gains
For Fourth Quarter, Full Year 2005
•	Quarterly revenues from coal sales increase 55% from 2004

•	Coal production in fourth quarter rises 22%, sales volumes up 24% from 2004

•	Quarterly net income climbs to $12.4 million from $1.1 million in 2004

•	EBITDA, as adjusted, more than doubles in fourth quarter to $54.0 million, including $3.4 million non-cash charge related to company’s initial public offering

•	Alpha reaffirms outlook for 2006
Financial & Operating Highlights
(in millions, except per-share and per-ton amounts)

	Q4/05	Q4/04
Coal revenues	$432.1	$278.7

Income from continuing operations*	$12.4	$1.3

Net income*	$12.4	$1.1

EBITDA, as adjusted*	$54.0	$22.6

Earnings per diluted share*	$0.20	$0.08

Tons of coal produced and processed	5,541	4,550

Tons of coal sold	7,760	6,265

Coal margin per ton	$8.55	$4.35

*	Includes non cash stock-based compensation charge of $3.4 million in the fourth quarter of 2005 related to the company’s IPO and related restructuring.

Please see the notes accompanying the financial schedules for reconciliation of EBITDA, as adjusted, to GAAP net income.

All data in the table above and in this news release reflect reclassification of divested National King Coal assets as discontinued operations for all periods shown.
ABINGDON, Va., February 13, 2006—Alpha Natural Resources, Inc. (NYSE: ANR), a leading Appalachian coal producer, reported a 55 percent increase in revenues from coal sales in the fourth quarter of 2005 compared with the prior year, triggered by a 22 percent growth in coal production year-over-year and a 25 percent increase in the company’s realized price per ton.
One Alpha Place • P.O. Box 2345 • Abingdon, Virginia 24212 • 866-322-5742 • 276-619-4410 • www.alphanr.com

For the quarter ended Dec. 31, 2005, Alpha reported coal sales revenues of $432.1 million and net income of $12.4 million, or $0.20 per diluted share. Results include a previously announced charge of $3.3 million after-tax ($0.05 per diluted share) for stock-based compensation related to the company’s initial public offering and related restructuring in February 2005.
Coal sales revenues for the comparable period in 2004 were $278.7 million and net income was $1.1 million, or $2.0 million ($0.04 per diluted share) on a pro forma basis. Pro forma 2004 results are presented in a separate table as part of this news release, and reflect adjustments for the company’s IPO, internal restructuring, 2004 financings and the Nicewonder Coal Group acquisition and related financing as if they had occurred on Jan. 1, 2004.
Results for the most recent quarter include approximately two months’ contribution from the Nicewonder acquisition that Alpha completed in October 2005. These assets have been integrated into a new business unit, Callaway Natural Resources.
For the full year 2005, Alpha posted net income of $21.2 million ($0.38 per diluted share) compared with net income of $20.0 million in 2004. 2005 results include IPO-related stock-based compensation expense equivalent to $46.4 million after-tax ($0.83 per diluted share).
“Alpha’s solid performance in 2005 has set the bar for us as a new public company, and we’re confident moving forward” said Michael J. Quillen, Alpha’s president and CEO. “Alpha has established a competitive presence with its high quality reserve base, proprietary coal blending expertise, and leading market share position in both the international and domestic metallurgical coal markets. Putting this all together, in a period of prolonged strength in the energy sector, we provided a return on invested capital for our shareholders that exceeded 21 percent last year. Importantly, we did so with a constant attentiveness to safety on the part of our miners. I salute them for safely leading us through a banner year.”
Financial and Operating Review—Fourth Quarter
Fourth-quarter coal revenues of $432.1 million included $33.2 million from the Callaway operations. Other revenues were $8.8 million in the most recent quarter compared with $11.4 million in 2004.
Alpha sold 7.8 million tons of coal during the quarter, 24 percent more than the 6.3 million tons sold in the last quarter of 2004, or a 13 percent increase excluding sales from Callaway. Approximately 36 percent of sales volumes in the most recent quarter went to the domestic and international metallurgical markets.
Production from company and contract mines of 5.5 million tons represented an increase of 22 percent from last year, or 7 percent excluding production from Callaway.
Price realizations continued to improve in the fourth quarter, both year-over-year and sequentially. The company’s overall average price per ton of coal rose to $55.68 during the fourth quarter of 2005, a 25 percent gain from the same period in 2004 and 8 percent higher than the third quarter of 2005. Metallurgical and steam coal prices rose 22 percent and 27 percent, respectively, from last
One Alpha Place • P.O. Box 2345 • Abingdon, Virginia 24212 • 866-322-5742 • 276-619-4410 • www.alphanr.com year, and both were up sequentially from the third quarter of 2005.
Cost of coal sales for the fourth quarter of 2005 was $365.8 million, up from $251.5 million in 2004, reflecting increased production volumes as well as rising costs of mining supplies and transportation costs and higher variable costs such as severance taxes and royalties that increase as revenues increase. The Callaway operations contributed approximately $21 million to company costs during the most recent quarter. Cost of coal sales per ton for Alpha mines was $39.54, up 14 percent year-over-year. Contractor per-ton costs were up 13 percent at $50.59, while Alpha’s cost per-ton of purchased coal rose 26 percent to $61.90.
With a total cost per ton increase of 17 percent and price realization increase of 25 percent year-over-year, Alpha nearly doubled its cash margin per ton in the fourth quarter to $8.55.
Earnings before taxes, depreciation, depletion and amortization (EBITDA), as adjusted, rose from $22.6 million in 2004 to $54.0 million, including $3.4 million of stock-based compensation charge. The definition of EBITDA, as adjusted, and a reconciliation to GAAP net income is provided in a table included with the accompanying financial schedules.
Depreciation, depletion and amortization (DD&A) totaled $27.6 million in the fourth quarter of 2005, compared with $16.4 million in the same period in 2004. Substantially all of the increase is attributable to the Nicewonder acquisition.
Production and sales highlights for the third quarter and the full year are as follows:
Production and Sales Data
(in thousands, except per-ton amounts)

			%			%
	Q4-05	Q4-04	Change	FY 2005	FY 2004	Change
Production:
Produced/processed	5,541	4,550	22%	20,602	19,069	8%
Purchased	1,888	1,593	19%	6,284	6,543	-4%

Total	7,429	6,143	21%	26,886	25,611	5%

Tons sold:
Steam	4,974	4,035	23%	16,674	15,836	5%
Metallurgical	2,786	2,229	25%	10,023	9,490	6%

Total	7,760	6,265	24%	26,698	25,326	5%

Coal sales realization/ton:
Steam	$44.61	$35.03	27%	$41.41	$32.72	27%
Metallurgical	$75.46	$61.63	22%	$72.24	$59.18	22%

Total	$55.68	$44.49	25%	$52.98	$42.63	24%

Cost of coal sales/ton (1):
Alpha mines	$39.54	$34.79	14%	$37.34	$31.15	20%
Contract mines (2)	$50.59	$44.96	13%	$50.55	$41.07	23%

Total produced and processed	$41.68	$36.84	13%	$40.07	$33.04	21%
Purchased	$61.90	$49.16	26%	$58.88	$45.21	30%

Total	$47.13	$40.14	17%	$44.35	$36.34	22%

Coal margin per ton	$8.55	$4.35	97%	$8.63	$6.29	37%

(1)	Excludes DD&A
(2)	Includes coal purchased from third parties and processed at our plants prior to resale
One Alpha Place • P.O. Box 2345 • Abingdon, Virginia 24212 • 866-322-5742 • 276-619-4410 • www.alphanr.com

Financial and Operating Review—Full Year
Production volumes in 2005 were 5 percent higher than the previous year, with company produced and processed volumes rising 8 percent in 2005 while outside purchased coal volumes were reduced by 4 percent. Sales volumes for the year improved for both steam coal sales (up 5 percent) and metallurgical sales (up 6 percent).
Alpha’s average net realized price per ton sold rose 24 percent in 2005 to $52.98, while cost of coal sales per ton rose 22 percent to $44.35, averaging $37.34 per ton for Alpha company mines, $50.55 for contractor mines and $58.88 for outside purchased coal. With pricing outpacing cost inflation, the company’s coal margin per ton increased 37 percent in 2005 to $8.63.
For the full year 2005, Alpha recorded coal sales revenues of $1.41 billion compared with $1.08 billion in 2004. Other revenues for the year were $27.3 million, down from $31.9 million in 2004.
Net income for 2005 totaled $21.2 million, or $0.38 per diluted share, including the stock-based compensation expense of $46.4 million after-tax ($0.83 per diluted share) related to the IPO.
DD&A in 2005 was $73.1 million, up from $55.3 million in 2004, reflecting additional depreciation from four new mines brought on line last year and a $234.0 million step-up in the book value of the Nicewonder assets at the time they were acquired. SG&A expense (excluding stock-based compensation charges) decreased slightly to $42.3 million, or $2.05 per produced and processed ton sold, compared with $43.9 million ($2.32 per produced and processed ton sold) in 2004.
EBITDA, as adjusted, was $145.2 million in 2005, which includes $39.0 million of non-cash stock-based compensation charges related to the IPO. EBITDA, as adjusted, was $119.3 million in 2004.
Liquidity and Capital Resources
A strong fourth-quarter performance brought total operating cash flow for the year to $146.6 million, compared with $106.8 million in 2004. Development and sustaining capital expenditures during 2005 totaled $122.3 million. Cash expenditures for acquisitions of $221.9 million include cash payments made in connection with the acquisition of the Nicewonder Coal Group. In addition, as part of the Nicewonder purchase agreement, Alpha issued 2,180,233 shares of its common stock to the sellers valued at $53.2 million.
Concurrent with the Nicewonder acquisition in October 2005, Alpha refinanced its previous credit facility with a new $525.0 million credit facility.
At December 31, 2005, Alpha had total debt outstanding of $485.8 million, including a $250.0 million term loan as part of the new credit facility. The company had available liquidity of $249.1
One Alpha Place • P.O. Box 2345 • Abingdon, Virginia 24212 • 866-322-5742 • 276-619-4410 • www.alphanr.com million at year-end including cash of $39.6 million and $209.5 million available under its new $275.0 million revolver.
At Dec. 31, 2005, Alpha had total legacy liabilities (including current obligations) of $84.9 million, consisting of $53.5 million in reclamation-related asset retirement obligations, $24.5 million in post-retirement medical benefits and $6.9 million of workers’ compensation obligations.
Recent Developments
•	In the first five weeks of 2006 a series of tragic accidents struck several other U.S. coal companies. Alpha expresses its sincere condolences to the families and co-workers of the miners who lost their lives or were injured. Alpha believes that lessons learned elsewhere can help the continuous improvement of our own safety standards and inspection procedures. Alpha’s operating philosophy of “Running Right” helped our operations win two of the top four national honors for coal mine safety in 2005 awarded by the U.S. Mine Health and Safety Administration. Additionally, the Alpha companies finished 2005 with a lost-time accident rate 36 percent better than the industry benchmark rate. Alpha fully supports government initiatives that lead to continuous improvement in safety and which provide a meaningful benefit for the health and safety of our miners.

•	On Jan. 24, 2006, Alpha completed a secondary offering of 14,163,527 shares of common stock at a price of $21.03 per share. The shares were sold by First Reserve Fund IX, L.P., ANR Fund IX Holdings, L.P. and Madison Capital Funding LLC, who no longer hold any shares of Alpha common stock as a result of this offering. Alpha Natural Resources did not receive any proceeds from the sale of the shares. The dissemination of these shares in the public market has increased Alpha’s public float to approximately 80 percent of its outstanding shares.

•	Ted G. Wood was elected to Alpha Natural Resources’ board of directors at the regularly scheduled board meeting Jan. 25, 2006. Mr. Wood will serve initially on the board’s audit, compensation, and nominating and corporate governance committees. The board accepted the resignation of Alex T. Krueger prior to the election of Mr. Wood on January 25, and accepted the resignation of William E. Macaulay on January 19. Both former directors are affiliated with First Reserve Corporation, a private equity firm focused on the energy industry and an original equity investor in Alpha Natural Resources. Their resignations were tendered in conjunction with the sale of all of First Reserve’s outstanding interests in Alpha Natural Resources in the secondary offering.

•	On Jan. 13, 2006, the Virginia Department of Transportation (VDOT) announced an agreement with Alpha and another southwestern Virginia coal producer to advance the 51-mile Coalfields Expressway project under the state’s Public-Private Transportation Act. Alpha and Pioneer Group, Inc. will build on existing engineering studies to advance the next phase of the expressway’s development. Alpha’s acquisition of the Nicewonder Coal Group last October included a road construction and coal recovery business engaged in a similar public-private venture on an 11-mile segment of the King Coal Highway in West Virginia. The Coalfields Expressway project is expected to be patterned after the West Virginia project, with Alpha and Pioneer moving earth to create a rough grade road bed while removing the underlying coal deposits. Alpha estimates that about 31 miles of the planned roadway in Virginia traverses property where Alpha controls underlying mineral rights.
One Alpha Place • P.O. Box 2345 • Abingdon, Virginia 24212 • 866-322-5742 • 276-619-4410 • www.alphanr.com

Market Outlook
For 2006, Alpha has virtually locked up all its commitments for the domestic metallurgical market at favorable prices, and contracting is now underway for our international metallurgical customers. The current pricing environment for steam coal has been strengthened by rising sulfur credits, particularly for the low sulfur coal that comprises 90 percent of Alpha’s proven and probable reserves. If credits remain in the $1,000-$1,500 per ton range this year, coal originally destined for metallurgical customers could end up in the utility market as the year progresses and possibly into 2007. Alpha has realized added sulfur premiums in the range of $9 to $20 per ton on recent business, and continues to seek opportunities in adjusting its production, blending and sales activities and low-sulfur reserves to capture more value from the emissions credit market.
At the end of 2005, 88 percent of Alpha’s planned production for 2006 was committed at an average price per-ton of approximately $57. A little more than one-third of the uncommitted 2006 production is metallurgical coal and the balance is steam coal. Alpha normally elects to reserve some uncommitted tons for spot market opportunities, primarily in the utilities market. In addition, as of Dec. 31, 2005, Alpha had committed 46 percent of its planned 2007 production and 23 percent of its planned 2008 production.
Production Outlook
With production from four new mines that came on line in 2005 and from the acquired Nicewonder operations, Alpha expects company produced and processed coal volumes to be in the range of 24 to 25 million tons in 2006, up from 20.6 million tons in 2005. This takes into account a reduction in base production levels of approximately one million tons from idling mines that had less competitive cost structures than the new mines that have opened, and from cutting back on coal produced by contractors. The company’s cost structure should benefit further in 2006 by an increasing proportion of production from lower-cost surface mining operations. Additionally, the company also plans to cut back on outside coal purchases in 2006.
Financial Outlook
From time to time Alpha updates its annual financial outlook as circumstances dictate. However, the Company does not intend to do so on a quarterly basis and intends to give no separate quarterly guidance.
Based on current market conditions and expectations for the year, Alpha is targeting total coal sales volumes of 28-30 million tons in 2006 and coal sales revenues in the range of $1.6 billion to $1.7 billion. Net income is targeted to be in the range of $96 million to $123 million, and earnings per share of $1.50 to $1.91, including approximately $13.4 million of remaining non-cash stock-based compensation expense related to the company’s 2005 IPO. EBITDA is targeted to be in the range of $306 million to $347 million, or approximately $320 million to $360 million excluding the remaining non-cash stock-based compensation expense.
Capital expenditures (excluding any acquisition-related investments) are targeted to be approximately $150 million in 2006, with $100 million planned for sustaining capital and $50 million in expected development capital for continuing the new mine expansion program and purchasing new capital equipment.
One Alpha Place • P.O. Box 2345 • Abingdon, Virginia 24212 • 866-322-5742 • 276-619-4410 • www.alphanr.com

Conference Call Webcast
Alpha will hold a conference call to discuss results for the fourth quarter and full year 2005 on Monday, February 13, 2006 at 11:00a.m. ET. The call will be accessible through the Internet at Alpha’s web site, www.alphanr.com, and will be archived on the site as well. A replay will be available through Feb. 27, 2006 on the web site or by dialing 800-642-1687 (toll-free) or 706-645-9291 and entering pass code 4563487.
About Alpha Natural Resources
Alpha Natural Resources is a leading producer of high-quality Appalachian coal. Approximately 92 percent of the company’s reserve base is high Btu coal and 90 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also one of the nation’s largest producers and exporters of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 69 mines feeding 11 coal preparation and blending plants. The company and its subsidiaries employ approximately 3,350 people.
ANRG
Forward Looking Statements
Certain statements in this news release are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Alpha Natural Resources, Inc. (“Alpha” or “the company”) uses the words “anticipate,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target” and similar terms and phrases, including references to assumptions, to identify forward-looking statements. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events affecting the company and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These factors are difficult to accurately predict and may be beyond the control of the company. The following factors are among those that may cause actual results to differ materially from our forward-looking statements: market demand for coal, electricity and steel; our ability to integrate Callaway Natural Resources into Alpha’s existing operations; our ability to maintain an adequate labor force and other employee workforce factors; weather conditions or catastrophic weather-related damage; the company’s production capabilities; the company’s relationships with, and other conditions affecting its customers; the timing of reductions or increases in customer coal inventories; long-term coal supply arrangements; environmental laws, including those directly affecting Alpha’s coal mining and production, and those affecting its customers’ coal usage; railroad, vessel and other transportation performance and costs; Alpha’s assumptions concerning economically recoverable coal reserve estimates; regulatory and court decisions; future legislation and changes in regulations or governmental policies; uncertainties of pending litigation; changes in postretirement benefit and pension obligations; and Alpha’s liquidity, results of operations and financial condition. These and other additional risk factors and uncertainties are discussed in greater detail in the company’s Annual Report on Form 10-K, registration statement on Form S-1 (file no. 333-129030) and other documents filed with the Securities and Exchange Commission. Forward-looking statements made by the company in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for the company to predict these events or how they may affect the company. The company has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.
One Alpha Place • P.O. Box 2345 • Abingdon, Virginia 24212 • 866-322-5742 • 276-619-4410 • www.alphanr.com

NOTES TO ACCOMPANYING CONDENSED CONSOLIDATED FINANCIAL STATEMENTS:
Pro Forma Reporting
References to pro forma financial information in this press release give pro forma effect, where applicable, to the company’s 2004 financings, IPO and internal restructuring, and Nicewonder acquisition and related financing as if these events had occurred on January 1, 2004. Pro forma adjustments are detailed in an accompanying table.
Reconciliation of Non-GAAP Measures
This news release includes certain non-GAAP financial measures as defined by SEC regulations. EBITDA and EBITDA, as adjusted, are measures used by management to gauge operating performance. Alpha defines EBITDA as net income or loss plus interest expense, income taxes, and depreciation, depletion and amortization, less interest income. EBITDA, as adjusted, includes EBITDA plus minority interest. Management presents EBITDA and EBITDA, as adjusted, as supplemental measures of the company’s performance and debt-service capacity that may be useful to securities analysts, investors and others. These EBITDA measures are not, however, a measure of financial performance under GAAP and should not be considered as an alternative to net income, operating income or cash flow as determined in accordance with GAAP. Moreover, EBITDA is not calculated identically by all companies. A reconciliation of these measures to the most directly comparable GAAP measures is provided in an accompanying table.
FINANCIAL TABLES FOLLOW
One Alpha Place • P.O. Box 2345 • Abingdon, Virginia 24212 • 866-322-5742 • 276-619-4410 • www.alphanr.com

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except share and per share amounts)

	Three months ended		Year ended
	December 31		December 31
	2005	2004	2005	2004
Revenues:
Coal revenues	$432,130	$278,713	$1,414,513	$1,079,733
Freight and handling revenues	58,904	38,254	185,555	141,100
Other revenues	8,819	11,428	27,267	31,869

Total revenues	499,853	328,395	1,627,335	1,252,702

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	365,792	251,474	1,184,092	920,359
Freight and handling costs	58,904	38,254	185,555	141,100
Cost of other revenues	7,349	8,052	23,675	22,994
Depreciation, depletion and amortization	27,600	16,378	73,122	55,261
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately above and including stock-based compensation of $3,350 and $46,520 for the three months and year ended December 31, 2005, respectively)	13,888	8,095	88,812	43,881

Total costs and expenses	473,533	322,253	1,555,256	1,183,595

Income from operations	26,320	6,142	72,079	69,107

Other income (expense):
Interest expense	(10,537)	(5,544)	(29,937)	(20,041)
Interest income	389	200	1,064	531
Miscellaneous income, net	52	205	91	722

Total other income (expense), net	(10,096)	(5,139)	(28,782)	(18,788)

Income from continuing operations before income taxes and minority interest	16,224	1,003	43,297	50,319
Income tax expense	3,812	(702)	18,953	5,150
Minority interest	—	445	2,918	22,781

Income from continuing operations	12,412	1,260	21,426	22,388

Loss from discontinued operations, net of income taxes and minority interest (including gain on sale in April 2005 of $522, net of income taxes)	—	(145)	(213)	(2,373)

Net income	$12,412	$1,115	$21,213	$20,015

Net income per share, as adjusted:
Basic and diluted:
Income from continuing operations	$0.20	$0.09	$0.38	$1.52
Loss from discontinued operations	—	(0.01)	—	(0.16)
Net income, as adjusted	$0.20	$0.08	$0.38	$1.36
Weighted average shares — basic	63,023,258	13,998,911	55,664,081	13,998,911
Weighted average shares — diluted	63,401,287	13,998,911	56,049,546	13,998,911

Pro forma net income per share:
Basic and Diluted
Income from continuing operations	$0.19	$0.04	$0.36	$0.25
Loss from discontinued operations	—	—	—	(0.06)
Pro forma net income	$0.19	$0.04	$0.36	$0.19
Pro forma weighted average shares — basic	63,615,713	63,047,913	63,359,431	63,047,913
Pro forma weighted average shares — diluted	63,993,742	63,299,872	63,895,970	63,394,263

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share and per share amounts)

	December 31
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$39,622	$7,391
Trade accounts receivable, net	147,961	95,828
Notes and other receivables	10,330	10,835
Inventories	84,885	54,569
Due from affiliate	—	323
Deferred income taxes	—	4,674
Prepaid expenses and other current assets	36,117	28,915

Total current assets	318,915	202,535

Property, plant, and equipment, net	582,750	217,964
Goodwill	18,641	18,641
Other intangibles, net	11,014	1,155
Deferred income taxes	38,967	—
Other assets	43,371	36,826

Total assets	$1,013,658	$477,121

Liabilities and Stockholders’ Equity and Partners’ Capital

Current liabilities:
Current portion of long-term debt	$40,697	$1,693
Note payable	19,059	15,228
Bank overdraft	17,065	10,024
Trade accounts payable	99,746	51,050
Deferred income taxes	11,243	—
Accrued expenses and other current liabilities	93,531	68,283

Total current liabilities	281,341	146,278

Long-term debt, net of current portion	426,047	184,784
Workers’ compensation benefits	5,901	4,678
Postretirement medical benefits	24,461	15,637
Asset retirement obligation	46,296	32,888
Deferred gains on sale of property interests	6,060	5,516
Deferred income taxes	—	7,718
Other liabilities	10,787	4,911

Total liabilities	800,893	402,410

Minority interest	—	28,778

Stockholders’ equity and partners’ capital:
Alpha Natural Resources, Inc.:
Preferred stock — par value $0.01, 10,000,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 100,000,000 shares authorized, 64,420,414 shares issued and outstanding	644	—
Additional paid-in capital	209,210	—
Unearned stock-based compensation	(15,602)	—
Retained earnings	18,513	—

Total Alpha Natural Resources, Inc. stockholders’ equity	212,765	—

Alpha NR Holding, Inc.:
Preferred stock — par value $0.01, 1,000 shares authorized, none issued	—	—
Common stock — par value $0.01, 1,000 shares authorized, 100 shares issued and outstanding	—	—
Additional paid-in capital	—	22,153
Retained earnings	—	18,828

Total Alpha NR Holding, Inc. stockholder’s equity	—	40,981

Alpha Fund IX Holdings, L.P.:
Partners’ capital	—	4,952

Total stockholders’ equity and partners’ capital	212,765	45,933

Total liabilities and stockholders’ equity and partners’ capital	$1,013,658	$477,121

ALPHA NATURAL RESOURCES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	Year ended
	December 31,
	2005	2004
Operating activities:
Net income	$21,213	$20,015
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	73,405	56,012
Amortization and write-off of debt issuance costs	3,357	4,474
Minority interest	2,846	19,830
Accretion of asset retirement obligation	3,514	3,301
Virginia tax credit	(343)	(4,872)
Stock-based compensation — non-cash	39,045	91
Gain on sale of discontinued operations	(704)	—
Deferred income taxes	3,973	2,711
Other non-cash items	(515)	5,142
Changes in operating assets and liabilities	829	72

Net cash provided by operating activities	146,620	106,776

Investing activities:
Capital expenditures	(122,342)	(72,046)
Proceeds from disposition of property, plant, and equipment	5,450	1,096
Purchase of net assets of acquired companies	(221,869)	(2,891)
Equity investment	(1,234)	(4,500)
Issuance of note receivable to coal supplier	—	(10,000)
Collections on note receivable from coal supplier	5,608	1,519
Payment of additional consideration on previous acquisition	(5,000)	—
Increase in due from affiliate	—	620

Net cash used in investing activities	(339,387)	(86,202)

Financing activities:
Repayments of notes payable	(15,228)	(14,425)
Proceeds from issuance of long-term debt	323,000	175,000
Repayments on long-term debt	(82,743)	(61,422)
Increase in bank overdraft	7,041	4,170
Proceeds from initial public offering, net of offering costs	598,066	—
Repayment of restructuring notes payable	(517,692)	—
Distributions to former owners	(80,067)	(115,572)
Debt issuance costs	(7,578)	(10,525)
Other	199	(1,655)

Net cash provided by (used in) financing activities	224,998	(24,429)

Net increase (decrease) in cash and cash equivalents	32,231	(3,855)
Cash and cash equivalents at beginning of period	7,391	11,246

Cash and cash equivalents at end of period	$39,622	$7,391

The following unaudited tables reconcile reported net income to net income, as adjusted, and to pro forma net income as if the 2004 Financings, the Internal Restructuring, the initial public offering, the Nicewonder Acquisition and the 2005 Refinancings had occurred on January 1, 2004. Net income, as adjusted, includes net income and a pro forma adjustment for income taxes to reflect the pro forma income taxes for ANR Fund IX Holdings, L.P. L.P.’s portion of pre-tax income which would have been recorded if the Internal Restructuring had occurred on January 1, 2004. Net income, as adjusted is further adjusted by the pro forma effects of the 2004 Financings and the add back of minority interest due to the Internal Restructuring , both net of income taxes, and the Nicewonder Acquisition and related 2005 Refinancings, also net of income taxes.

	Three months ended		For the years ended
	December 31,		December 31,
	2005	2004	2005	2004
		(In thousands)
Reported net income from continuing operations	$12,412	$1,260	$21,426	$22,388
Deduct: Income tax effect of ANR Fund IX Holdings, L.P. income prior to Internal Restructuring	—	(15)	(91)	(1,149)

Net income from continuing operations, as adjusted	12,412	1,245	21,335	21,239

Reported net loss from discontinued operations	—	(145)	(213)	(2,373)
Add: Income tax effect of ANR Fund IX Holdings, L.P. income prior to Internal Restructuring	—	—	2	149

Net loss from discontinued operations, as adjusted	—	(145)	(211)	(2,224)

Net income, as adjusted	$12,412	$1,101	$21,124	$19,015

Net income from continuing operations, as adjusted	$12,412	$1,245	$21,335	$21,239
Add: Minority interest in continuing operations, net of income taxes	—	276	2,231	14,124
Deduct: Pro forma effects of 2004 Financings, net of income taxes	—	(58)	—	(1,672)
Add (deduct): Pro forma Nicewonder acquisition, net of income taxes	285	2,902	2,491	(9,454)
Deduct: Pro forma effects of the 2005 Financings, net of income taxes	(631)	(2,138)	(3,742)	(8,561)

Pro forma net income from continuing operations	12,066	2,227	22,315	15,676

Net loss from discontinued operations, as adjusted	—	(145)	(211)	(2,224)
Deduct: Minority interest in discontinued operations, net of income taxes	—	(111)	(55)	(1,830)

Pro forma net loss from discontinued operations	—	(256)	(266)	(4,054)

Pro Forma net income	$12,066	$1,971	$22,049	$11,622

The following table reconciles EBITDA and EBITDA, as adjusted, to net income, the most directly comparable GAAP measure:

	Three months ended		For the years ended
	December 31,		December 31,
	2005	2004	2005	2004
		(In thousands)
Net income	$12,412	$1,115	$21,213	$20,015
Interest expense	10,537	5,544	29,937	20,041
Interest income	(389)	(200)	(1,064)	(531)
Income tax expense (including continuing and discontinued operations)	3,812	(772)	18,860	3,960
Depreciation, depletion and amortization (including continuing and discontinued operations)	27,600	16,660	73,405	56,012

EBITDA	53,972	22,347	142,351	99,497

Minority interest (including continuing and discontinued operations)	—	267	2,846	19,830

EBITDA, as adjusted	$53,972	$22,614	$145,197	$119,327